Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement on Form S-1 (SEC Registration No. 333-223568) as filed with the SEC of our audit report dated March 28, 2019, with respect to the balance sheet of Tiburon International Trading Corp. as of January 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from February 17, 2017 (inception) to January 31, 2019. Our report dated March 28, 2019, relating to those financial statements, includes an emphasis of matter paragraph relating to substantial doubt as to Tiburon International Trading Corp.'s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

March 28, 2019